EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FEDERAL CIRCUIT RULES IN FAVOR OF NETWORK-1

Affirms Decision of the Patent Trial and Appeal Board Rejecting Challenges to the Patentability of a Patent in Cox Portfolio

New York, New York-January 23, 2018- Network-1 Technologies, Inc. (NYSE MKT American: NTIP) announced today that the United States Court of Appeals for the Federal Circuit affirmed the Final Written Decision of the Patent Trial and Appeal Board (PTAB) of the U.S. Patent and Trademark Office (USPTO) in favor of Network-1 relating to a Covered Business Method Review ("CBM") challenge made by Google, Inc. ("Google") and YouTube, LLC ("YouTube') to the patentability of one of the patents of Network-1's Cox Patent Portfolio.

 In April 2015, Google and YouTube petitioned the USPTO in the CBM to cancel as unpatentable the claims of the patent which is one of 22 issued patents of Network-1's Cox Patent Portfolio. In the Final Written Decision, the PTAB ruled that Google had failed to show that any of the thirty-four (34) claims of U.S. Patent No. 8,904,464 were unpatentable. In its opinion, today, the Federal Circuit concluded that "the Board did not err in determining that Google did not meet its burden of proving that the claims of the '464 Patent are unpatentable."

"We are extremely pleased with the decision of the Federal Circuit," said Corey M. Horowitz, Chairman and CEO of Network-1.  "We have worked very hard with Professor Ingemar Cox to develop and protect the value of his inventions and we will continue to do so," he added.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty (50) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content, and the Internet of Things (IoT) and Machines to Machine industries and next generation consumer mobile technologies. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as the newly acquired patent portfolio from M2M and IOT Technologies, LLC.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the effect on Network-1's business and results of operations of the November 13, 2017 jury verdict in the Hewlett-Packard trial invalidating certain claims of the Remote Power Patent and finding non-infringement by HP, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired patent portfolio from M2M and IOT Technologies, LLC and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770